Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the iShares® MSCI EAFE ETF due August 4, 2022

Final Term Sheet to Pricing Supplement No. 895 dated July 28, 2017

Summary of terms

Issuer	Wells Fargo & Company
Term	5 years
Market Measure	iShares® MSCI EAFE ETF (the “Fund”)
Pricing Date	July 28, 2017
Issue Date	August 4, 2017
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 3
Stated Maturity Date	August 4, 2022
Starting Price	$66.79 (the fund closing price of the Fund on the pricing date)
Ending Price	The fund closing price of the Fund on the calculation day
Threshold Price	$46.753 (70% of the starting price)
Participation Rate	136%
Calculation Day	July 28, 2022
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	2.62%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP	94986R7F2

Investment description

•	Linked to the iShares® MSCI EAFE ETF

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price.
The payment at maturity will reflect the following terms:

o If the value of the Fund increases:

You will receive the original offering price plus 136% participation in the upside performance of the Fund

o If the value of the Fund decreases but the decrease is not more than 30%:

You will be repaid the original offering price

o If the value of the Fund decreases by more than 30%:

You will have full downside exposure to the decrease in the value of the Fund from the starting price, and you will lose more than 30%, and possibly all, of the original offering price of your securities

•	Investors may lose some, or all, of the original offering price

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the securities is $940.09 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the accompanying product supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, product supplement, market measure supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a participation rate of 136% and a threshold price equal to 70% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$116.88	75.00%	$2,020.00	102.00%	14.56%
$100.19	50.00%	$1,680.00	68.00%	10.64%
$93.51	40.00%	$1,544.00	54.40%	8.87%
$86.83	30.00%	$1,408.00	40.80%	6.96%
$80.15	20.00%	$1,272.00	27.20%	4.87%
$73.47	10.00%	$1,136.00	13.60%	2.57%
$70.13	5.00%	$1,068.00	6.80%	1.32%
$66.79(2)	0.00%	$1,000.00	0.00%	0.00%
$60.11	-10.00%	$1,000.00	0.00%	0.00%
$56.77	-15.00%	$1,000.00	0.00%	0.00%
$53.43	-20.00%	$1,000.00	0.00%	0.00%
$46.753	-30.00%	$1,000.00	0.00%	0.00%
$46.09	-31.00%	$690.00	-31.00%	-7.28%
$33.40	-50.00%	$500.00	-50.00%	-13.39%
$16.70	-75.00%	$250.00	-75.00%	-25.88%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price.

How the redemption amount is calculated

The redemption amount payable at maturity will be determined as follows:

•	If the ending price is greater than the starting price, the redemption amount will be equal to $1,000 plus

$1,000 ×	ending price – starting price	× participation rate
starting price

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•	If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

$1,000 ×	starting price – ending price
starting price

If the ending price is less than the threshold price, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity.

iShares® MSCI EAFE ETF daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2007 to July 28, 2017. The closing price on July 28, 2017 was $66.79. The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Stated Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:
•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Fund.
•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Sponsor Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.
•	Exchange Rate Movements May Impact The Value Of The Securities.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
•	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
•	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.
•	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.
•	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares, Inc. None of BTC, BFA or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI EAFE ETF.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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